EXIBIT 10.20
Form of the 6 % Original Issue Discount Senior Secured Note
dated September 24, 2007

Execution Copy

THIS 6% ORIGINAL ISSUE DISCOUNT SENIOR SECURED CONVERTIBLE NOTE (THIS “NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF (I) MAY BE PLEDGED OR HYPOTHECATED IN CONNECTION WITH A BONA FIDE MARGIN LOAN OR OTHER FINANCING SECURED BY SUCH SECURITIES OR (II) MAY BE TRANSFERRED OR ASSIGNED TO AN AFFILIATE OF THE HOLDER HEREOF WITHOUT THE NECESSITY OF AN OPINION OF COUNSEL OR THE CONSENT OF THE ISSUER HEREOF.

THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SHOWN BELOW BECAUSE (I) THE PRINCIPAL AMOUNT OF THIS NOTE WILL ACCRETE IN VALUE FROM THE DATE HEREOF, AND (II) THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN ORDER TO EFFECT A PARTIAL PAYMENT, REDEMPTION OR CONVERSION HEREOF.

MANARIS CORPORATION

6% ORIGINAL ISSUE DISCOUNT SENIOR SECURED CONVERTIBLE NOTE

Issue Date: September 24, 2007	$$4,708,900

FOR VALUE RECEIVED, MANARIS CORPORATION, a Nevada corporation (the “Company”), hereby promises to pay to the order of IMPERIUM MASTER FUND, LTD. or its permitted successors or assigns (the “Holder”) the sum of up to FOUR MILLION SEVEN HUNDRED EIGHT THOUSAND NINE HUNDRED AND 00/100 DOLLARS ($4,708,900) in same day funds, on or before September 1, 2012 (the “Maturity Date”). The Holder may convert the principal of this Note into shares (“Conversion Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), on the terms set forth herein.

Except as specifically provided by the terms of Section 5, and the Scheduled Principal Payments contemplated in Section 2(a), the Company shall not have the right to prepay any principal of this Note.

The Company’s obligations under this Note, including, without limitation, its obligation to make payments of principal and interest, are guaranteed by the Company’s subsidiaries and secured by the assets and properties of the Company and its subsidiaries.

The Company has issued this Note pursuant to a Securities Purchase and Loan Agreement, dated as of the Issue Date (the “Loan Agreement”), between the Company and the original purchaser of this Note. If this Note is partially assigned and divided into two or more notes, such additional notes along with the remainder of this Note are collectively referred to herein as the “Notes”.

1. DEFINITIONS.

(a) Defined Terms. The following terms shall apply to this Note:

“Assumed Variable Market Price” has the meaning set forth in Section 4(e)(ii)(B) of this Note.

“Cap Amount” means $4,000,000.

“Change of Control” means the existence, occurrence or public announcement of, or entering into an agreement contemplating, any of the following: (a) the sale, conveyance or disposition of more than twenty-five percent (25%) of the assets of the Company, (b) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Company is transferred or otherwise disposed of; (c) the effectuation of a transaction or series of transactions in which any of the voting power of any Company Subsidiary is transferred or otherwise disposed to a Person other than the Company or another Company Subsidiary; (d) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least seventy-five percent (75%) of the surviving entity; (e) the consolidation, merger or other business combination of any Company Subsidiary with or into any other entity other than the Company or another Company Subsidiary; (f) a transaction or series of transactions in which any Person or group acquires more than fifty percent (50%) of the voting equity of the Company; (g) a transaction or series of transactions in which any Person or group (other than the Company or a Company Subsidiary) acquires any of the voting equity of a Company Subsidiary; and (h) the Continuing Directors do not at any time constitute at least a majority of the Board of Directors.

“Common Stock” has the meaning set forth in the preamble to this Note.

“Company” has the meaning set forth in the preamble to this Note.

“Continuing Director” means, at any date, a member of the Company’s Board of Directors (i) who was a member of such board on the Issue Date or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company’s Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were Continuing Directors at the time such committee was formed.

“Conversion” has the meaning set forth in Section 3(a) of this Note.

“Conversion Date” has the meaning set forth in Section 3(b) of this Note.

“Conversion Default” has the meaning set forth in Section 3(e) of this Note.

“Conversion Notice” has the meaning set forth in Section 3(b) of this Note.

“Conversion Price” means $0.11, subject to adjustment as provided herein.

“Convertible Securities” means any stock or securities (other than Options) of the Company convertible into or exercisable or exchangeable for Common Stock.

“Default Interest Rate” means the lower of eighteen percent (18%) and the maximum rate permitted by applicable law or by the applicable rules or regulations of any governmental agency or of any stock exchange or other self-regulatory organization having jurisdiction over the Company or the trading of its securities.

“Delivery Date” has the meaning set forth in Section 3(d) of this Note.

“Determination Date” has the meaning set forth in Section 4(c) of this Note.

“Dilutive Issuance” has the meaning set forth in Section 4(e)(i) of this Note.

“Dispute Procedure” has the meaning set forth in Section 3(b) of this Note.

“Distribution,” “Distribution Date” and “Distribution Notice” have the respective meanings set forth in Section 4(c) of this Note.

“DTC” has the meaning set forth in Section 3(d) of this Note.

“Event of Default” means the occurrence of any of the following events:

(i) a Liquidation Event occurs or is publicly announced;

(ii) the Company fails to make any payment of principal or interest on this Note in full as and when such payment is due, and such payment remains unpaid for two (2) Business Days;

(iii)  other than a breach described in clause (ii) above, the Company breaches or provides notice of its intent to breach any material covenant, agreement or condition of this Note, the Loan Agreement, the Security Documents, the Warrant or the Registration Rights Agreement (including, without limitation, the occurrence of a Conversion Default, an Exercise Default (as defined in the Warrants) or a Registration Default (as defined in the Registration Rights Agreement); and such breach continues for a period of five (5) Business Days following written notice thereof from the Holder;

(iv) any representation or warranty made by the Company in this Note, the Loan Agreement, the Warrant or the Registration Rights Agreement was inaccurate or misleading in any material respect as of the date such representation or warranty was made; or

(v) a default occurs or is declared, or any amounts are accelerated, under or with respect to any instrument that evidences Debt of the Company or any of its Subsidiaries in a principal amount exceeding $100,000 (including, without limitation, any of the other Notes).

“FAST” has the meaning set forth in Section 3(d) of this Note.

“Holder” has the meaning set forth in the preamble to this Note.

“Interest” has the meaning set forth in Section 2(b) of this Note.

“Issue Date” means the “Issue Date” stated on the front page of this Note.

“Liquidation Event” means where (i) the Company or any Company Subsidiary shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or the Company or any Company Subsidiary shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, administration, a voluntary arrangement, or other relief with respect to it or its debts; or (ii) there shall be commenced against the Company or any Company Subsidiary any action or proceeding of the nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of its property, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there is initiated the dissolution or other winding up of the Company or any material Company Subsidiary, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings; or (iv) there is initiated any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any Company Subsidiary.

“Major Transaction” means the existence, occurrence or public announcement of, or entering into an agreement contemplating, a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into, or exchanged or tendered for, the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity.

“Mandatory Redemption,” “Mandatory Redemption Date” and “Mandatory Redemption Notice” have the respective meanings set forth in Section 5(a) of this Note.

“Mandatory Redemption Price” means, with respect to a Mandatory Redemption, the greater of:

(A) the sum of (x) one hundred twenty percent (120%) of the unpaid principal amount of this Note being redeemed if such Mandatory Redemption is being effectuated in connection with an Event of Default or Major Transaction (or one hundred ten percent (110%) of the unpaid principal amount of this Note being redeemed if such Mandatory Redemption is being effectuated in connection with a Change of Control) plus (y) all accrued and unpaid Interest (including default interest) thereon; and

(B) the product of (x) the quotient of (i) the unpaid principal amount of this Note being redeemed plus all accrued and unpaid Interest (including default interest) thereon divided by (ii) the Conversion Price in effect on the applicable Mandatory Redemption Date multiplied by (y) the greater of (i) the Market Price calculated as of the date on which the applicable Mandatory Redemption Notice is delivered and (ii) the VWAP for the Trading Day occurring immediately prior to the Mandatory Redemption Date.

“Market Price” means, as of a particular date, the highest daily VWAP during the period of twenty (20) consecutive Trading Days occurring immediately prior to (but not including) such date.

“Maturity Date” has the meaning set forth in the preamble to this Note.

“Options” means any rights, warrants or options to subscribe for, purchase or receive Common Stock or Convertible Securities.

“Purchase Rights” means any options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities.

“Record Date” has the meaning set forth in Section 4(c) of this Note.

“Scheduled Monthly Payment Date” means October 1, 2009 and the first day of each calendar month thereafter, provided, that if any of such days in any year is not a Business Day, then the Scheduled Monthly Payment Date shall be the Business Day immediately following such date.

“VWAP” on a Trading Day means the volume weighted average price of the Common Stock for such Trading Day on the Principal Market as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holders and reasonably satisfactory to the Company.

(b) Terms Defined in the Loan Agreement. Any capitalized term used but not defined herein has the meaning specified in the Loan Agreement.

(c) Usage.  All definitions contained in this Note are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Note as a whole and not to any particular provision of this Note.

2. PRINCIPAL; INTEREST; SCHEDULED PAYMENTS.

(a) Accretion of Principal. During the period commencing on the Issue Date and ending on the two year anniversary of the Issue Date (the “Accretion Period”), the outstanding principal of this Note shall accrete in value at an annual rate equal to eight and one-half percent (8.5%), computed on the basis of a 360-day year and calculated using the actual number of days elapsed since the Issue Date. Assuming no principal of this Note is converted or prepaid prior to the expiration of the Accretion Period, the outstanding principal of this Note shall accrete in accordance with the following schedule:

September 24, 2007	$4,000,000.00
October 24, 2007	4,028,333.33
November 24, 2007	4,056,666.67
December 24, 2007	4,085,000.00
January 24, 2008	4,113,333.33
February 24, 2008	4,141,666.66
March 24, 2008	4,169,999.99
April 24, 2008	4,198,333.32
May 24, 2008	4,226,666.65
June 24, 2008	4,254,999.98
July 24, 2008	4,283,333.31
August 24, 2008	4,311,666.64
September 24, 2008	4,340,000.00
October 24, 2008	4,370,741.67
November 24, 2008	4,401,483.34
December 24, 2008	4,432,225.01
January 24, 2009	4,462,966.68
February 24, 2009	4,493,708.35
March 24, 2009	4,524,450.02
April 24, 2009	4,555,191.69
May 24, 2009	4,585,933.36
June 24, 2009	4,616,675.03
July 24, 2009	4,647,416.80
August 24, 2009	4,678,158.37
September 24, 2009	4,708,900.00

(b) Interest. Commencing immediately upon the expiration of the Accretion Period, this Note shall bear interest on the unpaid principal amount hereof (“Interest”) at an annual rate equal to six percent (6%), computed on the basis of a 360-day year and calculated using the actual number of days elapsed since and including the day immediately following the expiration of the Accretion Period or the date on which Interest was most recently paid, as the case may be, and if not timely paid as provided herein, compounded monthly.

(c) Scheduled Monthly Payments; Payment of Interest. The Company shall pay to the Holder, in cash, on each Scheduled Monthly Payment Date, an amount equal to the sum of (i) the lesser of (x) $130,802.78 and (y) the then total remaining unpaid principal of this Note plus (ii) all accrued and unpaid Interest. In addition to the Scheduled Monthly Payment Dates, the Company shall pay accrued and unpaid Interest (x) on the Maturity Date and (y) on any other date on which all or any portion of the principal amount of this Note is payable (whether through conversion or otherwise).

(d) Method of Payments. The Company shall make all cash payments required under this Note by wire transfer of immediately available funds.

(e) Default Interest. All amortization payments, payments of Interest and any other payments required under this Note that are not paid as and when due in accordance with this Note shall bear interest until paid at the Default Interest Rate.

3. CONVERSION.

(a) Right to Convert. The Holder shall have the right, subject to the limitations described in Section 3(f), at any time and from time to time, to convert all or any part of the outstanding and unpaid principal amount of this Note into such number of fully paid and non-assessable Conversion Shares as is determined in accordance with the terms hereof (a “Conversion”). The Company may not refuse any conversion request by the Holder for any reason or no reason unless and until the Company obtains an injunction and posts bond with respect thereto.

(b)  Conversion Notice. In order to convert principal of this Note, the Holder shall send by facsimile transmission (followed by a telephonic or email confirmation that such facsimile was sent), at any time prior to 5:00 p.m., New York City time, on the Business Day on which the Holder wishes to effect such Conversion (the “Conversion Date”), a properly completed notice of conversion to the Company, in the form set forth on Annex I hereto, stating the amount of principal to be converted and a calculation of the number of shares of Common Stock issuable upon such Conversion (a “Conversion Notice”). Subject to Section 6(d), the Conversion Notice shall also state the name or names (with address) in which the shares of Common Stock that are issuable on such Conversion shall be issued. The Holder shall not be required to physically surrender this Note to the Company in order to effect a Conversion. The Company shall maintain a record showing, at any given time, the unpaid principal amount of this Note and the date of each Conversion or other payment of principal hereof. In the case of a dispute as to the number of Conversion Shares issuable upon a Conversion (including, without limitation, as a result of adjustments to the Conversion Price made in accordance with Section 4 below), the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed, the Company and the Holder shall provide each other with their respective calculations, and the Company shall submit the disputed calculations to a certified public accounting firm of national recognition (other than the Company’s independent accountants) within two (2) Business Days following the later of the date on which the Holder delivers its calculations to the Company and the receipt of the Holder’s Conversion Notice. The Company shall use its best efforts to cause such accountants to calculate the Conversion Price as provided herein and to notify the Company and the Holder of the results in writing no later than two (2) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations are most at variance with those of such accountant.

(c) Number of Conversion Shares; Reduction of Principal. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be equal to the principal amount of this Note being converted divided by the Conversion Price in effect on the Conversion Date. Upon the valid delivery of the Conversion Shares by the Company, the amounts subject to such Conversion shall be credited towards the principal amount of this Note, provided that all amounts credited towards future payments of principal shall be credited in the order that such principal payments are to become due and payable.

(d) Delivery of Common Stock Upon Conversion. The Company shall, no later than the close of business on the third (3rd) Business Day following the Conversion Date (the “Delivery Date”), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined pursuant to Section 3(c) above; provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the resolution of such dispute in accordance with this Note. The Company shall effect delivery of Conversion Shares to the Holder, as long as the Transfer Agent participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”), by crediting the account of the Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, the Company shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the nearest whole number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Loan Agreement.

(e) Failure to Deliver Conversion Shares. If the Company fails for any reason to (x) deliver to the Holder the number of Conversion Shares specified in a Conversion Notice (without any restrictive legend if so required under the Loan Agreement) on or before the Delivery Date therefor, or (y) remove any restrictive legend from outstanding Conversion Shares at the request of the Holder in accordance with the Loan Agreement on or before the third (3rd) Business Day following such request (each of the defaults described in the preceding clauses (x) and (y), a “Conversion Default”), the Holder shall have the right to receive from the Company an amount equal to (A) (N/365) multiplied by (B) the principal amount of this Note represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (C) the Default Interest Rate, where “N” equals the number of days elapsed between the date on which such Conversion Shares were to be delivered (or date on which the restrictive legend was to be removed from such Conversion Shares) and the date on which such Conversion Default has been cured. Amounts payable pursuant to the preceding sentence shall be paid to the Holder in immediately available funds on or before the second (2nd) Business Day following written notice from the Holder to the Company specifying the amount owed to it by the Company. In the event that shares of Common Stock are purchased by or on behalf of the Holder in order to make delivery on a sale effected in anticipation of receiving Conversion Shares upon a Conversion (or having the restrictive legend removed from outstanding Conversion Shares), and there is a Conversion Default with respect thereto, the Holder shall have the right to receive from the Company, in addition to the foregoing amounts, (1) the aggregate amount paid by or on behalf of the Holder for such shares of Common Stock minus (2) the aggregate amount of net proceeds, if any, received by the Holder from the sale of such Conversion Shares as and when such shares are delivered by the Company to the Holder. In addition to the foregoing rights, the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(f) Limitations on Right to Convert.

(i) In no event shall the Holder be permitted to convert principal of this Note if, upon such conversion, (x) the number of Conversion Shares to be issued pursuant to such Conversion plus (y) the number of shares of Common Stock beneficially owned by the Holder (other than Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(f)(i)) would exceed 9.9% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Company and the Holder that the Holder not be deemed at any time to have the power to vote or dispose of greater than 9.9% of the number of shares of Common Stock issued and outstanding at any time. Nothing contained herein shall be deemed to restrict the right of the Holder to convert such excess principal amount at such time as such Conversion does not violate the provisions of this Section 3(f)(i). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act. The holders of Common Stock are to be deemed third-party beneficiaries of the limitation imposed hereby and, accordingly, this Section 3(f)(i) may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; provided, however, that the Holder shall have the right, upon sixty (60) days’ prior written notice to the Company, to waive the provisions of this Section 3(f)(i) without obtaining such consent.

(ii) The Holder acknowledges and agrees that the aggregate amount of principal of this Note that may be converted into Common Stock may not exceed the Cap Amount. In the event that the Holder shall sell or otherwise transfer any portion of this Note, the then remaining portion of the Cap Amount shall be allocated between the Holder and its transferee pro rata in proportion to the aggregate number of Conversion Shares issuable under the portion of this Note so transferred and retained.

4. ADJUSTMENTS TO CONVERSION PRICE.

(a) Stock Splits, Stock Interests, Etc. If, at any time on or after the Issue Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased.

(b) Major Transactions. If, at any time after the Issue Date, any Major Transaction shall occur, then the Holder shall thereafter have the right to receive upon Conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable upon such Major Transaction with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon Conversion had such Major Transaction not taken place (without giving effect to any limitations on such Conversion contained in this Note or the Loan Agreement). The Company shall not effect any Major Transaction unless (i) subsequent to the public disclosure by the Company of such Major Transaction, the Holder has been given written notice of such transaction by the earlier of (x) the date that is thirty (30) days (sixty one (61) days if, without giving effect to the limitation on conversion contained in Section 3(f)(i), the Holder would beneficially owns more than 9.9% of the Common Stock then outstanding) prior to the date on which such transaction is consummated, and (y) the date that is fifteen (15) days prior to the record date for the determination of the Company’s stockholders entitled to vote with respect to such transaction, and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument (in form and substance reasonably satisfactory to the Holder) the obligations of the Company under this Note (including, without limitation, the obligation to make payments of principal and Interest accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of this Note as of the date of such transaction, and shall similarly apply to successive Major Transactions. Notwithstanding the foregoing, the Holder may, in lieu of exercising its rights under this Section 4(b), exercise its rights under Section 5 of this Note.

(c) Distributions. If, at any time after the Issue Date, the Company declares or makes any distribution of cash or any other assets (or rights to acquire such assets) to holders of Common Stock, including without limitation any dividend or distribution to the Company’s stockholders in shares (or rights to acquire shares) of capital stock of a subsidiary) (a “Distribution”), the Company shall deliver written notice of such Distribution (a “Distribution Notice”) to the Holder at least fifteen (15) days prior to the earlier to occur of (i) the record date for determining stockholders entitled to such Distribution (the “Record Date”) and (ii) the date on which such Distribution is made (the “Distribution Date”) (the earlier of such dates being referred to as the “Determination Date”). Upon receipt of the Distribution Notice, the Holder shall promptly (but in no event later than three (3) Business Days) notify the Company whether it has elected (A) to receive the same amount and type of assets (including, without limitation, cash) being distributed as though the Holder were, on the Determination Date, a holder of a number of shares of Common Stock into which this Note is convertible as of such Determination Date (such number of shares to be determined without giving effect to any limitations on such conversion) or (B) upon any exercise of this Note on or after the Distribution Date, to reduce the Conversion Price in effect on the Business Day immediately preceding the Record Date by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the Board of Directors and reasonably acceptable to the Holder. Upon receipt of such election notice from the Holder, the Company shall timely effectuate the transaction or adjustment contemplated in the foregoing clause (A) or (B), as applicable.  If the Holder does not notify the Company of its election pursuant to the preceding sentence on or prior to the Determination Date, the Holder shall be deemed to have elected clause (A) of the preceding sentence.

(d) Convertible Securities; Options. If, at any time after the Issue Date, the Company issues Convertible Securities or Options to the record holders of the Common Stock, whether or not such Convertible Securities or Options are immediately convertible, exercisable or exchangeable, then the Holders shall be entitled, upon any Conversion of this Note after the date of record for determining stockholders entitled to receive such Convertible Securities or Options (or if no such record is taken, the date on which such Convertible Securities or Options are issued), to receive the aggregate number of Convertible Securities or Options which the Holder would have received with respect to the shares of Common Stock issuable upon such conversion (without giving effect to any limitations on such Conversion contained in this Note or the Loan Agreement) had the Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Options (or if no such record is taken, the date on which such Convertible Securities or Options were issued).

(e) Dilutive Issuances.

(i) Adjustment Upon Dilutive Issuance. If the Company issues or sells, or in accordance with Section 4(e)(ii) of this Note is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price in effect on the date of such issuance or sale (or deemed issuance or sale) (a “Dilutive Issuance”), then effective immediately upon such Dilutive Issuance, the Conversion Price shall be adjusted so as to equal the consideration received or receivable by the Company (on a per share basis) for the additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with Section 4(e)(ii) of this Note). Notwithstanding the foregoing, no adjustment shall be made pursuant hereto if such adjustment would result in an increase in the Conversion Price.

(ii) Effect On Conversion Price Of Certain Events. For purposes of determining the adjusted Conversion Price under Section 4(e)(i) of this Note, the following will be applicable:

(A) Issuance Of Options. If the Company issues or sells any Options, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the date of issuance or sale of such Options, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in Section 4(e)(ii)(B) below) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (y) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion, exercise or exchange of Convertible Securities, if applicable). No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Options. To the extent that shares of Common Stock or Convertible Securities are not delivered pursuant to such Options, upon the expiration or termination of such Options, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such Options been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

(B) Issuance Of Convertible Securities. If the Company issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. If the Convertible Securities so issued or sold do not have a fluctuating conversion or exercise price or exchange ratio, then for the purposes of the immediately preceding sentence, the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this Section 4(e)(ii)(B)) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. If the Convertible Securities so issued or sold constitutes a Variable Rate Security, then for purposes of the first sentence of this Section 4(e)(ii)(B), the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Security have been satisfied) if the conversion price of such Variable Rate Security on the date of issuance or sale thereof were equal to the actual conversion price on such date (or such higher minimum conversion price if such Variable Rate Security is subject to a minimum conversion price) (the “Assumed Variable Market Price”), and, further, if the conversion price of such Variable Rate Security at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Section 4(e) with respect to any Variable Rate Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Security had been equal to the actual conversion price of such Variable Rate Security existing at the time of the adjustment required by this sentence; provided, however, that if the conversion or exercise price or exchange ratio of a Convertible Security may fluctuate solely as a result of provisions designed to protect against dilution, such Convertible Security shall not be deemed to be a Variable Rate Security. No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(C) Change In Option Price Or Conversion Rate. If there is a change at any time (including, without limitation, a change with respect to any Options or Convertible Securities outstanding as of the Issue Date) in (x) the amount of additional consideration payable to the Company upon the exercise of any Options; (y) the amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange of any Convertible Securities; or (z) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

(D) Calculation Of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company shall be the fair market value of such consideration. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The independent members of the Company’s Board of Directors shall calculate reasonably and in good faith, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration.

(iii) Exceptions To Adjustment Of Conversion Price. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made pursuant to this Section 4(e) upon the issuance of any Excluded Securities.

(f) Notice Of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4 resulting in a change in the Conversion Price by more than one percent (1%), or any change in the number or type of stock, securities and/or other property issuable upon Conversion of this Note, the Company, at its expense, shall promptly compute such adjustment, readjustment or change and prepare and furnish to the Holder a certificate setting forth such adjustment, readjustment or change and showing in detail the facts upon which such adjustment, readjustment or change is based. The Company shall, upon the written request at any time of the Holder, furnish to the Holder a like certificate setting forth (i) such adjustment, readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Conversion of this Note.

(g) Adjustments; Additional Shares, Securities or Assets. In the event that at any time, as a result of an adjustment made pursuant to this Section 4, the Holder of this Note shall, upon conversion of this Note, become entitled to receive securities or assets (other than Common Stock) then, wherever appropriate, all references herein to shares of Common Stock shall be deemed to refer to and include such shares and/or other securities or assets; and thereafter the number of such shares and/or other securities or assets shall be subject to adjustment from time to time in a manner and upon terms as nearly equivalent as practicable to the provisions of this Section 4.

5. EVENTS OF DEFAULT; MANDATORY REDEMPTION.

(a) Mandatory Redemption. In the event that an Event of Default, a Change of Control or Major Transaction occurs, the Holder shall have the right, upon written notice to the Company (a “Mandatory Redemption Notice”), to have all or any portion of the unpaid principal amount of this Note, plus all accrued and unpaid Interest (including default interest (if any)), redeemed by the Company (a “Mandatory Redemption”) at the Mandatory Redemption Price in same day funds. The Mandatory Redemption Notice shall specify (i) the Mandatory Redemption Price and (ii) the date on which such Mandatory Redemption Price must be paid to the Holder (the “Mandatory Redemption Date”), which date must be at least four (4) Business Days following the Business Day on which the Mandatory Redemption Notice is delivered to the Company. In order to effect a Mandatory Redemption hereunder, the Holder must deliver a Mandatory Redemption Notice no later than, in the case of an Event of Default, the close of business on the third (3rd) Business Day following the date on which an Event of Default is no longer continuing and, with respect to a Change of Control or Major Transaction, the close of business on the third (3rd) Business Day following the date on which the Change of Control or Major Transaction is completed.

(b) Payment of Mandatory Redemption Price.

(i) The Company shall pay the Mandatory Redemption Price to the Holder on the Mandatory Redemption Date. In the event that the Company redeems the entire remaining unpaid principal amount of this Note, all accrued and unpaid Interest and any other amounts due hereunder, and pays such amount to the Holder in cash, the Holder shall return this Note to the Company for cancellation.

(ii) If the Company fails to pay the Mandatory Redemption Price to the Holder on Mandatory Redemption Date, the Holder shall be entitled to interest thereon at the Default Interest Rate from the Mandatory Redemption Date until the date on which Mandatory Redemption Price has been paid in full.

6. MISCELLANEOUS.

(a) Failure to Exercise Rights not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available. In the event that the Company does not pay any amount under this Note when such amount becomes due, the Company shall bear all costs incurred by the Holder in collecting such amount, including, without limitation, reasonable legal fees and expenses.

(b) Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Manaris Corporation
400 boul. Montpellier
Montreal, Quebec
Canada H4N 2G7
Attn:  John Fraser, Chief Executive Officer
Tel:  514-904-6030
Fax:  514-744-2080

with a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Attn: Darrin Ocasio, Esq.
Tel: 212-930-9700
Fax: 212-930-9725

and if to the Holder, to such address for the Holder as provided by such Holder under the Loan Agreement, or as shall be designated by the Holder in writing to the other parties hereto in accordance with this Section 6(b).

(c)  Amendments and Waivers. No amendment, modification or other change to, or waiver of any provision of, this Note or any other Note may be made unless such amendment, modification or change, or request for waiver, is (A) set forth in writing and is signed by the Company, (B) consented to in writing by the holders of at least sixty-six percent (66%) of the unpaid principal amount of the Notes, and (C) applied to all of the Notes. Upon the satisfaction of the conditions described in (A), (B) and (C) above, this Note shall be deemed to incorporate the amendment, modification, change or waiver effected thereby as of the effective date thereof, even if the Holder did not consent to such amendment, modification, change or waiver. Notwithstanding the foregoing, the limitation on beneficial ownership set forth in Section 3(f)(i) may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; provided, however, that such limitation may be waived by the Holder upon sixty (60) days’ prior written notice to the Company, and such waiver shall be valid and shall not require the consent of the Company or any other holder of Common Stock or Notes.

(d)  Transfer of Note. The Holder may sell, transfer or otherwise dispose of all or any part of this Note (including, without limitation, pursuant to a pledge) to any Person as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, or is exempt from registration thereunder, and is otherwise made in accordance with the applicable provisions of the Loan Agreement. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable (but in no event later than three Business Days from the date it receives notice thereof), issue and deliver to such transferee a new Note identical in all respects to this Note, in the name of such transferee. The Company shall be entitled to treat the original Holder as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.

(e) Lost or Stolen Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(f)  Governing Law; Jurisdiction; Waiver of Jury Trial.

(i) This Note shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City and County of New York for the adjudication of any dispute hereunder or any other Transaction Document or in connection herewith or therewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Holder and the Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Person at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(ii) THE HOLDER AND THE COMPANY EACH ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE UNDER THIS NOTE OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE, OR THE BREACH, TERMINATION OR VALIDITY OF THIS NOTE OR THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE HOLDER AND THE COMPANY EACH CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PERSON MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PERSON HAS BEEN INDUCED TO UNDERTAKE THE OBLIGATIONS SET FORTH IN THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(f)(ii).

(g) Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof.

(h) Usury. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(i) Taxes . Any and all payments of any kind whatsoever by the Company under or in connection with this Note or any other Transaction Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities of any kind whatsoever with respect thereto, excluding taxes imposed on the net income of the Holder (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, the “Taxes”). If the Company shall be required to deduct or if Holder shall be required to pay any Taxes from or in respect of any sum payable under or in connection with any of this Note or any other Transaction Document to the Holder, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under or in connection with this Section 6(i)) the Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions if so required and (iii) the Company shall pay the full amount deducted to or that is otherwise required to be paid by the Holder and file any required tax and information return with the relevant Governmental Authority in accordance with applicable law.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

MANARIS CORPORATION

By:

Name:
Title:

ANNEX I

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal of the 6% Original Issue Discount Senior Secured Convertible Note (the “Note”) issued by MANARIS CORPORATION (the “Company”) into shares of common stock (“Common Stock”) of the Company according to the terms and conditions of the Note. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Note.

Date of Conversion: ____________________________________________

Principal Amount of Note to be Converted: ____________________________________________

Number of Shares of Common Stock to be Issued: ______________________________________

Name of Holder: ________________________________________________

Address: ______________________________________________________

______________________________________________

______________________________________________

Signature:
Name:
Title:

Holder Requests Delivery to be made: (check one)

ྐྵ	By Delivery of Physical Certificates to the Above Address

ྐྵ	Through Depository Trust Corporation
(Account  _____________________)